Greene County Bancshares, Inc. Extends Stock Repurchase Plan

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Sept. 17, 2003--Greene County Bancshares, Inc. (NASDAQ/NM:GCBS) today announced that its Board of Directors, at its meeting on September 16, 2003, extended for an additional 12-month period the authorization for the repurchase of up to $2,000,000 of the Company's outstanding common stock. This repurchase program will depend on market conditions and, accordingly, there is no guarantee as to the exact number of shares to be repurchased by the Company. Share repurchases generally would be effected through open-market purchases, although unsolicited negotiated transactions may occur. Currently Greene County Bancshares has approximately 6.9 million shares outstanding.
    The Board's previous repurchase authorization expires in October. The new plan will be in effect October 1, 2003, for the earlier of twelve months or until the total is repurchased.
    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.
    Greene County Bancshares, Inc., with total assets of approximately $909 million, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee, one branch in Western North Carolina, a trust services office in Lebanon, Tennessee, and one loan production office in Bristol, Virginia. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in Wilson County, Tennessee as President's Trust, and in the City of Bristol, Virginia as First Bristol Loans. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.

    CONTACT: Greene County Bancshares, Inc., Greeneville
             William F. Richmond, 423-787-1211